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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2003

RAINING DATA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-16449 (Commission File Number)	94-3046892 (I.R.S. Employer Identification Number)

17500 Cartwright Road
Irvine, California 92614
(Address of Principal Executive Offices)

(949) 442-4400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

TABLE OF CONTENTS

Item 5. Other Events.
Item 7. Financial Statements and Exhibits
SIGNATURES

Item 5. Other Events.

        On January 30, 2003, Raining Data Corporation announced it had entered into a Note Exchange Agreement with Astoria Capital Partners, L.P. ("Astoria") to replace the existing Secured Promissory Note dated November 30, 2000, as amended, held by Astoria. Under the terms of the Note Exchange Agreement, Raining Data has issued to Astoria a Convertible Subordinated Note having a principal amount of approximately $22 million, which principal amount is equal to the outstanding principal and accrued interest payable on the Secured Promissory Note as of the date of the agreement. The Convertible Subordinated Note is convertible into Common Stock at a price of $5.00 per share. The Convertible Subordinated Note matures May 30, 2008, extending the May 30, 2003 maturity date of the Secured Promissory Note. The interest rate is 5% per annum, versus a current interest rate of 10% per annum under the Secured Promissory Note. The interest will be payable quarterly at the Company's option in cash or through increases to the outstanding principal of the Convertible Subordinated Note. Astoria is the Company's largest stockholder, holding approximately 58% of the Company's outstanding Common Stock.

Item 7. Financial Statements and Exhibits.

  (c)
  Exhibits.
Exhibit No.	Description
4.1	Note Exchange Agreement between Raining Data Corporation and Astoria Capital Partners, L.P. dated January 30, 2003.
4.2	5% Convertible Subordinated Note Due 2008 between Raining Data Corporation and Astoria Capital Partners, L.P. dated January 30, 2003.
4.3	Registration Rights Agreement by and between Raining Data Corporation and Astoria Capital Partners, L.P. dated as of September 27, 2001, as amended on January 30, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2003	RAINING DATA CORPORATION (Registrant)
/s/ BRIAN C. BEZDEK Brian C. Bezdek Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Note Exchange Agreement between Raining Data Corporation and Astoria Capital Partners, L.P. dated January 30, 2003.
4.2	5% Convertible Subordinated Note Due 2008 between Raining Data Corporation and Astoria Capital Partners, L.P. dated January 30, 2003.
4.3	Registration Rights Agreement by and between Raining Data Corporation and Astoria Capital Partners, L.P. dated as of September 27, 2001, as amended on January 30, 2003.

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURES